Exhibit (i3)

Howard & Majewski LLP

December 22, 2011

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Artio Global Investment Funds Trust (the “Trust”) File Nos. (33-47507) and (811-6652) Post–Effective Amendment No. 57

Ladies and Gentlemen:

As counsel to the Trust we have reviewed Post-Effective Amendment No. 57 to the Registration Statement of the Trust on Form N-1A (the "Amendment"). The Amendment is being filed pursuant to Rule 485 (a) of the 1933 Act and it is proposed that it will become effective on March 1, 2012.

It is our opinion that the securities being registered will when sold, be legally issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 57 and consent to the reference to our firm as Counsel in Post-Effective Amendment No. 57 to Registration No. 33-47507.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention.

Very truly yours,

/s/ Howard & Majewski LLP Howard & Majewski LLP